Exhibit 10.1

February 17, 2009

Donald R. Dancer

Re:                             Employment Agreement Amendment

Dear Don:

Reference is made to that certain Compensation Agreement between you and International Rectifier Corporation (the “Company”), dated as of October 29, 2007 (the “Compensation Agreement”), that certain Severance Agreement between you and the Company dated as of October 29, 2007 (the “Separation Agreement”), and that certain letter agreement between you and the Company dated as of March 6, 2008, as modified by amendment dated December 29, 2008 (the “Letter Agreement,” with the Compensation Agreement and the Separation Agreement collectively referred to herein as the “Prior Agreements”).  The purpose of this agreement is to modify the terms of your employment with the Company and to terminate the Separation Agreement effective as of March 2, 2009, as follows:

(1)  Change in Title/Position.  Effective March 2, 2009 (the “Effective Date”), you will no longer serve the Company in the capacity of Executive Vice President or Chief Administrative Officer, or in any other full-time employment capacity.  From and after the Effective Date, your employment shall be on a part-time (namely, half-time) basis at a fixed annual base salary of $225,000, with a title of ‘Senior Advisor,’ reporting to the Company’s General Counsel.  You will not be entitled to bonus compensation or the grant of additional equity awards, but shall be employed on a half-time basis of no less than twenty hours per week and otherwise be entitled to all other benefits generally available to part-time employees of the Company working between twenty and twenty-nine hours per week (which shall include, without limitation, (i) the continuation of health benefits on the same terms as available to employees of the Company and (ii) the continued vesting of any outstanding stock options subject to the terms of applicable plan documents and agreements while you remain so employed).  Your employment shall be on an at-will basis and may be terminated by either party at any time for any reason or no reason, with or without cause on 30 days’ notice.

(2)  Retention Payments.  As described in paragraph 3 of your Letter Agreement, if you are employed with the Company on March 1, 2009, you will receive a one-time cash retention payment of $400,000 payable within ten (10) business days after March 1, 2009.  Notwithstanding the foregoing, as described in the Letter Agreement, if your employment is terminated by the Company without Cause (as defined in the Separation Agreement) before the retention payment become payable, you will receive a cash lump sum payment equal to the unpaid portion (payable within ten (10) business days after the date of your termination of employment).

(3)  Special Severance Payment.  If your employment by the Company is terminated for any reason other than by the Company with Cause, you will receive the following payment and benefits as described more fully in paragraph 4 of your Letter Agreement,:

(i) a cash amount equal to the sum of one times your annual base salary as in effect on December 31, 2008 and your Target Bonus in effect then (namely, 0.75 times such annual base salary);

(ii) the Employee Benefits described in Section 2(c) of the Separation Agreement (namely at the same expense to Employee as before his date of termination subject to immediate cessation (other than as to any pre-existing condition not covered by the new benefits coverage) if Employee is offered employee benefits coverage in connection with new employment), provided, however that your Employee Benefits Continuation Period shall be 18 months from the date of your “separation from service” (as defined below);  and

(iii) with respect to any stock options that are vested as of the date of your employment termination, you will have one year following your employment termination date to exercise such vested options; provided, however, your vested stock options shall be subject to all other terms and conditions of the plan and other documents under which the options were originally granted, including, without limitation, early termination upon the first to occur of (x) the maximum year term of such options upon grant or (y) a change of control of the Company, in each case on the terms provided for under the applicable option plan and option agreement.

In addition, the Company will provide you with the following benefits under the conditions of this Section 3:

(i) job outplacement services for you (at Company expense and not to exceed $50,000 in the aggregate) until the earlier of (a) six months after your employment termination date or (b) the date when you accept an offer of new employment.  The Company shall select the outplacement service provider and provide any compensation benefit hereunder directly with and to the service provider; and

(ii)  upon your employment termination date, all of your then outstanding stock options shall become fully vested.

For purposes of this paragraph, the terms Target Bonus, Cause, Qualifying Termination, Employee Benefits and Employee Benefit Continuation Period have the meaning set forth in the Separation Agreement. Notwithstanding anything to the contrary, as set forth in the amendment dated December 29, 2008 to your Letter Agreement, you will only be entitled to receive the benefits described in this Section 3 if you execute and deliver (and do not revoke) a release agreement in the form set forth in paragraph 2(p) of your Severance Agreement promptly but not later than fifty (50) days following your termination.  Except to the extent the specified employee provisions in Section 5 of your Letter Agreement apply, any special severance payment shall be made on the sixtieth (60th) day following your separation from service.

(4)  Section 409A/Taxes.  If you become entitled to a payment under paragraph 3, above, upon your termination of employment, the payment will be made to you on the sixtieth (60th) business day following your “separation from service” with the Company (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder).  However, if you are a “specified employee” of the Company for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”), the amount otherwise payable to you pursuant to this paragraph in connection with your separation from service shall not be paid until the date that is six months and one day after the date you have a separation from service with the Company (or, if earlier, the date of your death), and shall be paid (without interest) on or within ten (10) business days after that date, to the extent such six-month delay is required to avoid the imputation of any tax, penalty, or interest under Section 409A.  Section 2(f) and 2(g) of the Separation Agreement are incorporated herein by reference and such provisions shall be applicable to the payments and benefits provided for under this Agreement.

(5) Governing Law; Arbitration. The terms of Section 7 of the Separation Agreement are incorporated herein by reference and shall apply to this Agreement.

(6)  Prior Agreements.  Except as expressly set forth herein, you expressly waive any and all rights you may have otherwise had to benefits under the Compensation Agreement, the Separation Agreement and the Letter Agreement, as a result of the change in your employment status as set forth herein and the Prior Agreements are hereby terminated as of the Effective Date except to the extent of provisions incorporated by reference herein, and you expressly acknowledge and agree that the benefits and promises set forth herein constitute adequate consideration for your agreement to waive any such rights thereunder.

If this letter agreement accurately sets forth our agreement with respect to the foregoing matters, please indicate your acceptance by signing this letter below and returning it to me.  A duplicate copy of this letter agreement is included for your records.

International Rectifier Corporation

By:
Accepted and Agreed:

Donald R. Dancer
Date: